Exhibit 99.01

Press Release
www.shire.com

Pentasa® - Shire Receives Ruling From FDA on Citizen’s Petition

Dublin, Ireland and Philadelphia, US – August 24, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that its subsidiary Shire Pharmaceuticals Inc. received a ruling from the FDA on its Citizen’s Petition relating to Pentasa.

The ruling granted-in-part and denied-in-part the requests from Shire.  Shire had requested the FDA to issue formal guidance, consistent with the FDA’s advice to Shire, requiring that bioequivalence to Pentasa be shown by both rigorous dissolution testing and studies with clinical endpoints.  The FDA response to the Shire’s Citizen’s Petition granted the request with regard to the dissolution testing and denied the request with respect to the studies with clinical endpoints.  The FDA response further imposed a requirement for pharmacokinetic data to establish bioequivalence.

A copy of the FDA's ruling can be found in the Investors section of the Company's website:  www.shire.com.

For further information please contact:

Investor Relations	Eric Rojas (North America)	+1 781 482 0999

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX